      Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Michael Briskey, 972/753-2342 Interim Chief Financial Officer mbriskey@acecashexpress.com	Darla Ashby, 972/550-5037 Director of Public Affairs dashby@acecashexpress.com

ACE CASH EXPRESS INCREASES ESTIMATE OF YEAR-END EARNINGS
Fourth-Quarter Revenues and Operational Improvements Exceed Forecast
Settlement with Insurers Expected to Yield $4.7 Million Recovery

DALLAS (July 17, 2003) — ACE Cash Express, Inc. (NASDAQ:AACE), announced today that it expects diluted earnings per share of $1.23 to $1.25 for its fiscal year ended June 30, 2003 versus diluted earnings per share of $1.00 in fiscal 2002. The revised estimates were raised from its most recent forecast of 90 cents to 92 cents, announced on May 12, 2003. The Company believes that the increase will result from greater than expected revenues and improved operations in the fourth quarter, and ACE expects to receive $4.7 million under an agreement to settle the Company’s lawsuit against two insurers for coverage of claims against the Company.

“Americans have increasingly turned to ACE’s retail financial service stores for convenience and quality customer service without the hidden costs they may face at other financial institutions. During the quarter, we expect to achieve a same store sales increase of 4.4 percent in our core check cashing business,” said Jay B. Shipowitz, president and chief operating officer of ACE. “Overall, we had a solid 2003 fiscal year, with an expected increase in earnings per share between 23 and 25 percent over the earnings per share for the last fiscal year.”

Since May 2002, the Company has been pursuing a lawsuit in a Texas state court against two insurers, regarding liability coverage it obtained for claims made against the Company in the various GNB-loan-related lawsuits. On July 16, 2003, the Company and the insurers agreed, through counsel, to a settlement of the lawsuit under which the insurers will pay the Company a total of $4.7 million. The settlement contemplates and is subject to the preparation and execution of formal settlement documents, including mutual releases. Under the current agreement, the insurers have already paid $1.5 million to the Company, and the Company expects to receive the remaining $3.2 million in its first quarter of fiscal 2004 upon the execution of the formal settlement documents.

Donald H. Neustadt, chief executive officer, said, “We are pleased with the insurance settlement and believe it is important to continue to put matters related to the previous loan product behind us. This settlement will largely offset the $5 million reserve established for the Company’s expected payments under the Purdie settlement established in the third fiscal quarter of 2003. As a whole, I think the insurance settlement is fair for ACE, and we can now focus our energy on growth and store operations.”

The Company expects to release complete fourth-quarter and year-end financial results for fiscal 2003 on August 28, 2003 and to conduct a conference call to discuss the results at 3:00 PM CDT on that day. Information on the conference call and the concurrent web cast will be available during the week of August 25, 2003.

Forward-looking Statements

     This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “should,” “would,” and terms with similar meanings.

     Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations, and the related statements, are based on the assumptions of ACE’s management and are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors, could cause the actual results to differ materially from those projected in the forward-looking statements. Those risks, uncertainties, and factors include, but are not limited to: the matters described in ACE’s Annual Report on Form 10-K for its fiscal year ended June 30, 2002, and its other public filings; the possibility that settlements of lawsuits will not be approved by courts or will not be implemented; ACE’s relationships with Travelers Express Company, Inc. and its affiliates, with H&R Block, with American Capital Strategies, Ltd. and with ACE’s bank lenders; ACE’s relationships with third-party providers of products and services offered by ACE or property used in ACE’s operations; federal and state governmental regulation of check-cashing, short-term consumer lending, and related financial services businesses; the results of litigation regarding short-term consumer lending activities; theft and employee errors; the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement the ACE’s growth strategy; increases in interest rates, which would increase ACE’s borrowing costs; the fragmentation of the check-cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer products and services offered by ACE; the terms and performance of third-party products and services offered at ACE locations; and customer demand and response to products and services offered at ACE locations.

     ACE does not assume, but expressly disclaims, any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of ACE’s Common Stock.

About ACE Cash Express, Inc.

     ACE Cash Express, Inc. is headquartered in Irving, Texas and is the largest owner, operator and franchiser of check-cashing stores in the United States. Founded in 1968, the Company has a total network of 1,170 stores, consisting of 974 company-owned stores and 196 franchised stores in 35 states and the District of Columbia. ACE also maintains automatic check-cashing machines, which provide financial services without the need for a service associate, at 22 company-owned store locations and, during the tax season, at more than 240 H&R Block retail offices. ACE offers a broad range of check-cashing and other consumer financial services and is one of the largest providers of MoneyGram wire transfer transactions. In addition, ACE offers money orders, bill payment services, and prepaid local and long distance telecommunication services. Small, short-term consumer loans are also available to customers at various ACE company-owned stores. The Company’s website is found at www.acecashexpress.com.

####